                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                    SCHEDULE 13G
                                   (Rule 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULE 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT
                                    TO 13d-2(b)
                                 (Amendment No. 1)*


                            Peerless Systems Corporation
                            ----------------------------
                                  (Name of Issuer)

                           Common Stock, $.001 par value
                           -----------------------------
                           (Title of Class of Securities)

                                      7055361
                                   -------------
                                   (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

CUSIP No. 7055361                     13G                  Page 2 of 14 Pages

------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Battery Ventures II, L.P.
          04-3024533

------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /

------------------------------------------------------------------------------

3    SEC USE ONLY

------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware limited partnership

------------------------------------------------------------------------------

 NUMBER OF         5    SOLE VOTING POWER
   SHARES                   - 0 - shares
BENEFICIALLY       -----------------------------------------------------------
 OWNED BY          6    SHARED VOTING POWER
   EACH                     1,075,151 shares
 REPORTING         -----------------------------------------------------------
  PERSON           7    SOLE DISPOSITIVE POWER
   WITH                     - 0 - shares
                   -----------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                            1,075,151 shares

------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,075,151 shares

------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.08%

------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*

         PN

------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 2 of 14 Pages

CUSIP No. 7055361                     13G                  Page 3 of 14 Pages

------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ABF Partners II, L.P.
         04-3024534

------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /

------------------------------------------------------------------------------

3    SEC USE ONLY

------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware limited partnership

------------------------------------------------------------------------------

 NUMBER OF         5    SOLE VOTING POWER
   SHARES                   - 0 - shares
BENEFICIALLY       -----------------------------------------------------------
 OWNED BY          6    SHARED VOTING POWER
   EACH                     1,075,151 shares
 REPORTING         -----------------------------------------------------------
  PERSON           7    SOLE DISPOSITIVE POWER
   WITH                     - 0 - shares
                   -----------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                            1,075,151 shares

------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,075,151 shares

------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.08%

------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

         PN

------------------------------------------------------------------------------


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 3 of 14 pages

CUSIP No. 7055361                     13G                  Page 4 of 14 Pages

------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert G. Barrett

------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /

------------------------------------------------------------------------------

3    SEC USE ONLY

------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------

 NUMBER OF         5    SOLE VOTING POWER
   SHARES                   22,357 shares
BENEFICIALLY       -----------------------------------------------------------
 OWNED BY          6    SHARED VOTING POWER
   EACH                     1,075,151 shares
 REPORTING         -----------------------------------------------------------
  PERSON           7    SOLE DISPOSITIVE POWER
   WITH                     22,357 shares
                   -----------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                            1,075,151 shares
------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,508 shares

------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.29%

------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

         IN

------------------------------------------------------------------------------


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 4 of 14 pages

CUSIP No. 7055361                     13G                  Page 5 of 14 Pages

------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oliver D. Curme

------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /

------------------------------------------------------------------------------

3    SEC USE ONLY

------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------

 NUMBER OF         5    SOLE VOTING POWER
   SHARES                   - 0 - shares
BENEFICIALLY       -----------------------------------------------------------
 OWNED BY          6    SHARED VOTING POWER
   EACH                     1,075,151 shares
 REPORTING         -----------------------------------------------------------
  PERSON           7    SOLE DISPOSITIVE POWER
   WITH                     - 0 - shares
                   -----------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                            1,075,151 shares
------------------------------------------------------------------------------


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,075,151 shares

------------------------------------------------------------------------------


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.08%

------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

         IN

------------------------------------------------------------------------------


                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 5 of 14 pages

CUSIP No. 7055361                     13G                  Page 6 of 14 Pages

------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Richard D. Frisbie

------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /

------------------------------------------------------------------------------

3    SEC USE ONLY

------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------

 NUMBER OF         5    SOLE VOTING POWER
   SHARES                   22,357 shares
BENEFICIALLY       -----------------------------------------------------------
 OWNED BY          6    SHARED VOTING POWER
   EACH                     1,075,151 shares
 REPORTING         -----------------------------------------------------------
  PERSON           7    SOLE DISPOSITIVE POWER
   WITH                     22,357 shares
                   -----------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                            1,075,151 shares
------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,508 shares

------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.29%
------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

         IN
------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 6 of 14 pages

CUSIP No. 7055361                     13G                  Page 7 of 14 Pages

------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Howard Anderson

------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /

------------------------------------------------------------------------------

3    SEC USE ONLY

------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------

 NUMBER OF         5    SOLE VOTING POWER
   SHARES                   - 0 - shares
BENEFICIALLY       -----------------------------------------------------------
 OWNED BY          6    SHARED VOTING POWER
   EACH                     1,075,151 shares
 REPORTING         -----------------------------------------------------------
  PERSON           7    SOLE DISPOSITIVE POWER
   WITH                     - 0 - shares
                   -----------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                            1,075,151 shares
------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,075,151 shares

------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.08%

------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

         IN

------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 7 of 14 pages

CUSIP No. 7055361                     13G                  Page 8 of 14 Pages

------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Thomas J. Crotty

------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /

------------------------------------------------------------------------------

3    SEC USE ONLY

------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

------------------------------------------------------------------------------

 NUMBER OF         5    SOLE VOTING POWER
   SHARES                   4,697 shares
BENEFICIALLY       -----------------------------------------------------------
 OWNED BY          6    SHARED VOTING POWER
   EACH                     1,075,151 shares
 REPORTING         -----------------------------------------------------------
  PERSON           7    SOLE DISPOSITIVE POWER
   WITH                     4,697 shares
                   -----------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                            1,075,151 shares
------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,079,848 shares

------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.13%

------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

         IN

------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 8 of 14 pages

Item 1 (a).   Name of Issuer:

              Peerless Systems Corporation

Item 1 (b).   Address of Issuer's Principal Executive Offices:

              2381 Rosecrans Avenue, El Segundo, CA  90245

Item 2 (a).   Name of Person Filing:

              Battery Ventures II, L.P. ("Battery"), ABF Partners II, L.P. ("ABF"), Howard Anderson ("Anderson"), Richard D. Frisbie ("Frisbie"), Robert G. Barrett ("Barrett"), Oliver D. Curme ("Curme") and Thomas J. Crotty ("Crotty"). Anderson, Frisbie, Barrett, Curme and Crotty are the general partners of ABF, the sole general partner of Battery.

Item 2 (b).    Address of Principal Business Office or, if none, Residence:

              The address of the principal business office of each of Battery, ABF, Anderson, Frisbie, Barrett, Curme and Crotty is c/o Battery Ventures, 20 William Street, Wellesley, MA 02181.

Item 2 (c).   Citizenship:

              Messrs. Barrett, Curme, Frisbie, Anderson and Crotty are United States citizens. Battery and ABF are limited partnerships organized under the laws of the State of Delaware.

Item 2 (d).   Title of Class of Securities:

              Common Stock, $.001 par value

Item 2 (e).   CUSIP Number

              7055361

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

              (a) [     ]    Broker or Dealer registered under Section 15 of
                             the Securities Exchange Act of 1934 (the "Act").

              (b) [     ]    Bank as defined in Section 3(a)(6) of the Act.

              (c) [     ]    Insurance Company as defined in Section 3(a)(19)
                             of the Act.

              (d) [     ]    Investment Company registered under Section 8 of
                             the Investment Company Act of 1940.

              (e) [     ]    Investment Advisor registered under Section 203 or
                             the Investment Advisors Act of 1940.

              (f) [     ]    Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or
                             Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                                  Page 9 of 14 pages

              (g) [     ]    Parent Holding Company, in accordance with Rule
                             13d-1(b)(ii)(G) of the Act.

              (h) [     ]    Group, in accordance with Rule 13a-1(b)(1)(ii)(H)
                             of the Act.
                             NOT APPLICABLE

Item 4.       Ownership:
              (a)  Amount Beneficially Owned:

                   Battery owns beneficially and of record 1,075,151 shares of Common Stock of Peerless Systems Corporation as of December 31, 1997. ABF, the general partner of Battery, may be deemed to own beneficially the 1,075,151 shares of Common Stock held by Battery as of December 31, 1997. Barrett, Curme, Frisbie, Anderson and Crotty are general partners of ABF, and each therefore may be deemed to own beneficially the 1,075,151 shares held by Battery as of December 31, 1997. Each of ABF, Barrett, Curme, Firsbie, Anderson and Crotty disclaims beneficial ownership of the shares held of record by Battery. In addition to the shares held by Battery, each of Frisbie and Barrett owns beneficially 22,357 shares of Peerless Systems Corporation and Crotty owns beneficially 4,697 shares of Peerless Systems Corporation.

              (b)  Percent of Class:

                   Each of Battery, ABF, Anderson and Curme owns beneficially 10.08% of the Common Stock of Peerless Systems Corporation. Each of Barrett and Frisbie owns beneficially 10.29% of the Common Stock of Peerless Systems Corporation. Crotty owns beneficially 10.13% of the Common Stock of Peerless Systems Corporation. The percentages are based on the 10,663,905 shares of Common Stock reported to be outstanding on October 31, 1997 in the Peerless Systems Corporation Quarterly Report on Form 10-Q for the quarter ended October 31, 1997.

              (c)  Number of Shares as to which such person has:

                   (i)  sole power to vote or direct the vote:  Battery:  0;
                        ABF: 0; Barrett:  22,357; Curme:  0; Frisbie:
                        22,357; Anderson:  0 and Crotty: 4,697.

                  (ii)  shared power to vote or to direct the vote:  Battery:
                        1,075,151; ABF: 1,075,151; Barrett: 1,075,151; Curme
                        1,075,151; Frisbie: 1,075,151; Anderson: 1,075,151 and
                        Crotty: 1,075,151.

                 (iii) sole power to dispose or to direct the disposition of: Battery: 0; ABF: 0; Barrett: 22,357; Curme:
                        0; Frisbie:  22,357; Anderson:  0 and Crotty:  4,697.

                  (iv) shared power to dispose or to direct the disposition of: Battery: 1,075,151; ABF: 1,075,151; Barrett:
                        1,075,151; Curme: 1,075,151; Frisbie: 1,075,151;
                        Anderson: 1,075,151 and Crotty: 1,075,151.

                                 Page 10 of 14 pages

Item (5).     Ownership of Five Percent or Less of a Class:
              NOT APPLICABLE.

Item (6).     Ownership of More than Five Percent On Behalf of Another Person:
              NOT APPLICABLE.

Item (7).     Identification and Classification of the Subsidiary Which
              Acquired the Security Being Reported on by the Parent Company:
              NOT APPLICABLE.

Item (8).     Identification and Classification of Members of the Group:
              NOT APPLICABLE.

Item (9).     Notice of Dissolution of Group:
              NOT APPLICABLE.

Item (10).    Certification:
              NOT APPLICABLE.
              Not filed pursuant to Rule 13d-1(b).

                                 Page 11 of 14 pages

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998         BATTERY VENTURES II, L.P.

                                  By:  ABF PARTNERS II, L.P.

                                       By:  /s/ Richard D. Frisbie
                                            ----------------------------------
                                            General Partner

                                  ABF PARTNERS II, L.P.

                                  By: /s/ Richard D. Frisbie
                                      ----------------------------------------
                                      General Partner

                                            *
                                  --------------------------------------------
                                  Robert G. Barrett

                                            *
                                  --------------------------------------------
                                  Oliver D. Curme

                                  /s/ Richard D. Frisbie
                                  --------------------------------------------
                                  Richard D. Frisbie

                                            *
                                  --------------------------------------------
                                  Howard Anderson

                                            *
                                  --------------------------------------------
                                  Thomas J. Crotty


*By: /s/ Richard D. Frisbie
     -----------------------------

Name:    Richard D. Frisbie
     -----------------------------
         Attorney-in-Fact

------------------------------------------------------------------------------
    This Schedule 13G was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.

                                 Page 12 of 14 pages

                                      EXHIBIT I

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Peerless Systems Corporation.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 13, 1998         BATTERY VENTURES II, L.P.

                                  By:  ABF PARTNERS II, L.P.

                                       By: /s/ Richard D. Frisbie
                                           -----------------------------------
                                           General Partner

                                  ABF PARTNERS II, L.P.

                                  By: /s/ Richard D. Frisbie
                                      ----------------------------------------
                                      General Partner

                                            *

                                  --------------------------------------------
                                  Robert G. Barrett

                                            *
                                  --------------------------------------------
                                  Oliver D. Curme

                                  /s/ Richard D. Frisbie
                                  --------------------------------------------
                                  Richard D. Frisbie

                                            *
                                  --------------------------------------------
                                  Howard Anderson

                                            *
                                  --------------------------------------------
                                  Thomas J. Crotty


*By: /s/ Richard D. Frisbie
     --------------------------

Name:  Richard D. Frisbie
     --------------------------
       Attorney-in-Fact

------------------------------------------------------------------------------
     This Agreement was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.

                                 Page 13 of 14 pages

                                                                    EXHIBIT II

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oliver D. Curme and Richard D. Frisbie, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of ABF Partners, L.P., ABF Partners II, L.P., and Battery Partners III, L.P., or in his capacity as a member manager of Battery Partners IV, LLC, with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Battery Ventures, L.P., Battery Ventures II, L.P., Battery Ventures III, L.P. or Battery Ventures IV, L.P., pursuant to
Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1997.

                             /s/ Richard D. Frisbie
                             ----------------------------------------
                                 Richard D. Frisbie

                             /s/ Robert G. Barrett
                             ----------------------------------------
                                 Robert G. Barrett

                             /s/ Howard Anderson
                             ----------------------------------------
                                 Howard Anderson

                             /s/ Oliver D. Curme
                             ----------------------------------------
                                 Oliver D. Curme

                             /s/ Thomas J. Crotty
                             ----------------------------------------
                                 Thomas J. Crotty

                             /s/ Kenneth P. Lawler
                             ----------------------------------------
                                 Kenneth P. Lawler

                             /s/ Todd A. Dagres
                             ----------------------------------------
                                 Todd A. Dagres



                                 Page 14 of 14 pages